Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant / x /
Filed by a Party other than the Registrant /  /

Check the appropriate box:

/  / Preliminary Proxy Statement              /  /  Confidential, for Use of the
                                                    Commission Only (as
                                                    permitted  by Rule
                                                    14a-6(e)(2))

/ x / Definitive Proxy Statement
/ x / Definitive Additional Materials
/   / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              TNP ENTERPRISES, INC.
                (Name of Registrant as Specified in Its Charter)


                            ------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
      Item  22(a)(2)  of  Schedule  14A.
/ / $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                              TNP ENTERPRISES, INC.
                       4100 International Plaza, Tower II
                             Fort Worth, Texas 76109
                                 (817) 731-0099


               NOTICE OF ANNUAL MEETING OF HOLDERS OF COMMON STOCK
                          To Be Held on April 26, 1996


       NOTICE IS HEREBY GIVEN that the Annual Meeting of Holders of TNP Enterprises, Inc. Common Stock will be held on Friday, April 26, 1996, at 11:00 a.m., Central Time, at 4100 International Plaza, Tower II, 9th Floor, Fort Worth, Texas 76109 for the following purposes:

     1. To elect three Class 2 directors to hold office until the 1999 Annual Meeting of Holders of Common Stock and one Class 3 director to hold office until the 1997 Annual Meeting of Holders of Common Stock or their respective successors are elected and qualified;

     2. To ratify the appointment of KPMG Peat Marwick LLP, Certified Independent Public Accountants, as independent auditors for 1996; and

     3. To transact any other business that properly may come before the annual meeting or any adjournments of the annual meeting.

       The record date for determining shareholders entitled to notice of and to vote at the annual meeting is the close of business on March 18, 1996.

       Whether or not you expect to attend the annual meeting in person, please complete, sign, and date the enclosed proxy card and return it promptly in the postage-paid envelope provided so that your shares of common stock can be represented and voted at the annual meeting. If you attend the annual meeting, your proxy will be returned to you upon your request and you may vote your shares in person.

                                   By Order of the Board of Directors

                                   Michael D. Blanchard,
                                   Secretary

Fort Worth, Texas
March 26, 1996

                              TNP ENTERPRISES, INC.
                       4100 International Plaza, Tower II
                             Fort Worth, Texas 76109

                                 PROXY STATEMENT
                                       For
                    ANNUAL MEETING OF HOLDERS OF COMMON STOCK
                          To Be Held on April 26, 1996


                    SOLICITATION AND REVOCABILITY OF PROXIES

      On behalf of TNP Enterprises, Inc. ("TNPE"), TNPE's board of directors solicits the enclosed proxy card to be voted at the Annual Meeting of Holders of Common Stock scheduled for Friday, April 26, 1996, at 11:00 a.m., Central Time, at 4100 International Plaza, Tower II, 9th Floor, Fort Worth, Texas 76109 (the "Annual Meeting"). SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES RETURNED TO TNPE ON THE ENCLOSED CARD WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE SHAREHOLDERS' DIRECTIONS MARKED ON THE PROXIES; IF NO DIRECTIONS ARE INDICATED, THEN SHARES REPRESENTED BY PROXY WILL BE VOTED FOR ELECTION OF ALL DIRECTOR NOMINEES AND FOR APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS.

      The enclosed proxy card confers discretionary authority to vote with respect to all of the following matters that may come before the Annual Meeting:
(1) matters that TNPE's board of directors does not know a reasonable time before the Annual Meeting are to be presented at the Annual Meeting; (2) approving minutes of the last annual meeting, subject to certain limitations;
(3) electing a substitute director nominee to replace a previous nominee that is unable to serve; (4) shareholder proposals not discussed in this proxy statement; and (5) matters incidental to the conduct of the Annual Meeting.
Management does not intend to present any business for a vote at the Annual Meeting other than the matters set forth in the preceding Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring a shareholder vote properly come before the Annual Meeting, then, subject to limitations of applicable regulations under the Securities Exchange Act of 1934, the persons appointed as proxies intend to vote all shares represented by proxy in accordance with their best judgment.

      Any shareholder who has executed and returned a proxy may revoke it at any time before it is voted. A proxy can be revoked by submitting written notice of revocation to TNPE's Secretary, by submitting a new proxy with a later date, or by voting in person at the Annual Meeting after first withdrawing any proxy previously given.

      Proxies to be voted at the Annual Meeting are being solicited by mail through TNPE's transfer agent, Society National Bank, by KeyCorp Shareholder Services, Inc., Dallas, Texas, and through Texas-New Mexico Power Company's ("TNP's") 40l(k) trustee, NationsBank of Georgia N.A., Atlanta, Georgia. Officers, directors, and regular employees of TNP, TNPE's wholly owned electric utility subsidiary, may assist TNPE in getting proxies returned by telephone or oral communication as part of their ordinary business duties. Brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward solicitation material to beneficial owners of TNPE common stock.

      TNPE will pay for preparing, printing, assembling, and mailing this proxy statement, the enclosed proxy card, and any additional material, and for forwarding solicitation material to beneficial owners of TNPE common stock.

      This proxy statement and the enclosed proxy card are first being sent or given to holders of TNPE's common stock on or about March 26, 1996.

                                  VOTING RIGHTS

      The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 18, 1996. On that date, 10,962,703 shares of TNPE common stock, no par value, were issued and outstanding. Each share of TNPE common stock is entitled to one vote in director elections and in any other matter that comes before the Annual Meeting.
Cumulative voting is not permitted. No other class of TNPE securities is entitled to vote at the Annual Meeting. The presence, in person or by proxy, of shareholders holding a majority of the outstanding shares of TNPE's common stock is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of a plurality of shares of common stock represented at the Annual Meeting and entitled to vote is required to elect directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

         Abstentions and broker nonvotes are each counted in determining the number of shares present at the Annual Meeting for purposes of a quorum. A broker nonvote occurs if a registered broker-dealer holding customer securities in the broker-dealer's name does not receive instructions from its customer on how to vote the customer's securities. Applicable rules and regulations do not permit the broker-dealer to vote on the customer's behalf on nonroutine matters. Abstentions and broker nonvotes have no effect on determining plurality, except to the extent that they affect the total votes that any particular candidate receives.

                              ELECTION OF DIRECTORS

      TNPE's board of directors consists of nine members, divided into three classes of three members each: Class 1, Class 2, and Class 3. Directors in each class are elected to serve three-year terms. Only Class 2 positions and one Class 3 position will be due for nomination and election at the Annual Meeting. The other Class 3 positions and Class 1 positions will be due for nomination and election at the 1997 and 1998 annual meetings, respectively. However, directors of any class appointed after the Annual Meeting to fill vacancies on the board will be due for nomination and election at the 1997 annual meeting. Each nominee director who is elected or re-elected as a TNPE director will be a member of TNP's board of directors. In 1995, TNPE's and TNP's boards of directors held six and five meetings, respectively. The boards acted by unanimous consent two times and four times, respectively.

      The persons appointed as proxies intend to vote all shares represented by proxy FOR election of John A. Fanning, Dwight R. Spurlock, and Dennis H. Withers as Class 2 directors and Carol D. Surles as Class 3 director, unless shareholder directions on individual proxy cards indicate otherwise. TNPE's board of directors (with nominee directors abstaining) nominated Messrs. Fanning, Spurlock, and Withers and Dr. Surles, all of whom are currently TNPE and TNP directors, to stand for election or re-election to TNPE's board of directors until their terms expire or their respective successors are elected and qualified. If any nominee for Class 2 or Class 3 director becomes unavailable to serve as a director, then the persons appointed as proxies intend to vote all shares of TNPE common stock represented by proxy for a substitute to be nominated by TNPE's board of directors.

      Certain information regarding each nominee and director is provided below. The number of shares of TNPE common stock that each nominee and director owns beneficially is presented in the table in "Security Ownership of Management and Certain Beneficial Owners."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL CLASS 2 AND CLASS 3 DIRECTOR NOMINEES.

CLASS 1 DIRECTORS

     R. Denny Alexander, age 50, has been a director of both TNPE and TNP since 1989. Mr. Alexander has owned and managed R. Denny Alexander & Company, an investment management firm, since 1978. He has also served as Managing Partner of OPNB Building Joint Venture, a real estate investment partnership, since 1978. Since 1982, Mr. Alexander has served as director of Overton Bancshares, Inc., a bank holding company, and since 1984 as Chairman of Overton Bank and Trust, National Association, a national bank.

      Sidney M. Gutierrez, 44, joined TNPE's and TNP's boards of directors in November 1994. Since 1984, he was a NASA astronaut serving as Space Shuttle Mission Commander and Chief of the Operations Development Branch and, since 1991, an Air Force officer serving in the rank of Colonel, in each case until his retirement in 1994. Since 1994, Mr. Gutierrez has served as Manager of the Strategic Initiatives Department and as a Manager in the Exploratory Systems Development Center at Sandia National Laboratories' Sandia Corporation, a prime contractor for the Department of Energy. He is a committee chairman on the Governor's Technical Excellence Committee and a member of the Board of Directors of Goodwill Industries of New Mexico and the New Mexico Space Center Commission.

      Kevern R. Joyce, 49, was appointed Chief Executive Officer, President, and director of TNPE and TNP in April 1994 and was elected Chairman of the Board of both companies in April 1995. From 1992 until he joined TNPE and TNP, Mr. Joyce served as Senior Vice President and Chief Operating Officer, and from 1990 to 1992, he was Vice President - Rates and Conservation, of Tucson Electric Power Company.

CLASS 2 DIRECTORS

      John A. Fanning, 56, has been a member of TNPE's and TNP's boards of directors since 1984. He served as Executive Vice President of Snyder Oil Corporation from March 1990 to November 1995, and served on the board of directors of its subsidiary, Snyder Oil Company, Inc., from 1981 to 1995.

      Dwight R. Spurlock, 63, joined TNPE's and TNP's boards of directors in 1993. He was both companies' Interim President and Chief Executive Officer from November 1993 to April 1994. From 1990 until his retirement in 1992, Mr. Spurlock was TNP's Sector Vice President - Operations. Mr. Spurlock has been a director of Texas City National Bank since 1976.

      Dennis H. Withers, 50, was elected as a member of TNPE's and TNP's boards of directors in August, 1995. Before that date, he was an advisory director on both boards from December 1994. Mr. Withers has been President of Trinity Forge, Inc., a metal forging manufacturing company, since 1979, and a director since 1972. He has been a director of Overton Bancshares, Inc., a bank holding company, since 1985, and a director of Overton Bank and Trust, National Association, since 1993.

CLASS 3 DIRECTORS

      Cass O. Edwards, II, 69, has been a member of TNPE's and TNP's boards of directors since 1984 and 1975, respectively. Mr. Edwards will be retiring from both companies' boards after the Annual Meeting. TNPE's board of directors and its Nominating Committee are seeking a qualified candidate who may or may not be a member of TNPE's and TNP's management to fill the Class 3 vacancy resulting from Mr. Edwards' retirement. The board expects to appoint a new Class 3 director in 1996, who will stand for election at the 1997 annual meeting.

      Harris L. Kempner, Jr., 56, has been a TNPE board member since 1984, and a TNP board member since 1980. He has been President of Kempner Capital Management, an investment advisory firm, since 1981; a Trustee of H. Kempner Trust Association, which engages in investments, since 1964; Chairman Emeritus and Advisor to the board of United States National Bank, located in Galveston, Texas, since 1992; a director of Balmorhea Ranches, a cattle operation, and Imperial Holly Corp., a sugar products company, since 1982; a director or advisory director of Cullen/Frost Bankers, Inc., a bank holding company, since 1982; a director of American Indemnity Company, an insurance company, since 1987; and a director of American Indemnity Financial, an insurance company, since 1990.

      Dr. Carol Diann Smith Surles, 48, joined TNPE's and TNP's boards of directors in September 1995. She has been President of Texas Woman's University since August 1994. From July 1992 to August 1994, Dr. Surles served as Vice President for Administration and Business Affairs of California State University. She served as Visiting Administrator in Residence of that university's Chancellor's Office from January 1992 to July 1992. Prior to 1992, she was Vice President for Academic Affairs and Professor of Management at Jackson State University in Mississippi. Dr. Surles has been a director of First State Bank in Denton, Texas, since 1995.


Board Committees

     TNPE's board of directors has four committees: an Audit Committee, a Compensation Committee, a Financial Committee, and a Nominating Committee.

      The Audit Committee

      The Audit Committee recommends to the full board an accounting firm to serve as independent auditors of TNPE and TNP; determines and reviews internal and external audit staff qualifications; meets and reviews with the independent auditors and the internal audit manager corporate financial reporting and accounting procedures and policies, financial reporting and accounting adequacy, operating controls, and the scope of all independent and internal audits; and makes appropriate recommendations to the full board of directors. Current Audit Committee members are Messrs. Alexander, Gutierrez, and Spurlock. The Audit Committee met twice in 1995.

    The Compensation Committee

      The Compensation Committee evaluates the Chief Executive Officer's performance; reviews the performances of all officers who report to the Chief Executive Officer; reviews the terms and conditions of all employee benefit plans; establishes performance goals for, and designates employees to participate in, all incentive compensation plans; and evaluates board compensation. Current Compensation Committee members are Messrs. Edwards, Fanning, Gutierrez, and Kempner. The Compensation Committee met four times in 1995.

    The Financial Committee

     The Financial Committee reviews and approves dividend policy, securities offerings, and capital budgets, reviews strategic, financial, and other plans, and reports and recommends in its discretion to the full board on internal financial affairs. Current Financial Committee members are Messrs. Alexander, Kempner, and Spurlock. The Financial Committee held four meetings in 1995.

    The Nominating Committee

      The Nominating Committee evaluates and recommends to the full board, nominees for director positions that have become vacant or are due for nomination and election, and considers director nominees recommended by shareholders. TNPE's bylaws require generally that shareholder nominations be delivered to the committee at least 30 but not more than 60 days before the first anniversary of the notice to shareholders of the preceding year's annual meeting, with certain exceptions. A shareholder nomination must include the shareholder's name and address, the class and number of TNPE shares that the shareholder owns beneficially and of record and the date on which each was acquired, sufficient information about the nominee to satisfy applicable requirements of Regulation 14A under the Securities Exchange Act of 1934, and the nominee's consent.

     Nominating Committee members currently are Messrs. Alexander, Fanning, and Kempner. The Nominating Committee held two meetings in 1995.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

      Each member of TNPE's and TNP's boards of directors who is not a TNPE, TNP, or subsidiary employee receives an annual retainer of 525 shares of TNPE common stock from TNPE and $8,000 from TNP. Each director and board committee member also receives $750 for each TNPE and TNP board and committee meeting that the director or committee member attended. However, the meeting fee is limited to $750 split evenly between TNPE and TNP if meetings of both boards or any of their committees are held on the same day. Board and Committee members are also reimbursed for travel and other incidental expenses incurred in connection with their duties.

Compensation Committee Report on Executive Compensation

    Compensation Philosophy and Strategy

      In 1995, TNP adopted a strategic plan to create shareholder value by meeting the challenges of a consolidating and increasingly competitive utility industry. Success under the strategic plan will depend on employees focused on providing value to customers and communities through competitive pricing, innovative, high quality, personalized energy services, and community leadership.

      The Compensation Committee of the board of directors (the "Committee") has structured the executive compensation program to accomplish the objectives of the strategic plan by attracting and retaining highly qualified executive officers and motivating performance by rewarding results. Three primary types of compensation are used: base salary, short-term incentive compensation, and long-term incentive compensation. The Committee used the services of an international compensation consulting firm in structuring the executive compensation program and continues to use these services in establishing the amount and percentage ranges of each compensation component. All components of executive compensation, including performance criteria, are matters of Committee discretion.

    Base Salary

      The Committee believes that base salary should reward individual performance on a basis competitive with other electric utilities. The Committee uses a survey group consisting of Edison Electric Institute Survey companies with revenues from $300 to $600 million to establish executive salary ranges. This group includes Central Hudson Gas & Electric, Central Illinois Power, Central Louisiana Electric, Eastern Utilities, El Paso Electric, Gulf Power, Idaho Power, Interstate Power, Kentucky Energy, Mississippi Power, Narrangansett Electric, TNPE, and Wolf Creek Nuclear. Base salary midpoints of all executives are established to correspond with the 50th percentile of the survey group. Due to their revenue size, companies participating in the survey group are not included in the S&P Electric Companies Index used elsewhere in this proxy statement to compare performance of TNPE's common stock for the last five years.

    Incentive Compensation

      In 1995, TNPE adopted incentive compensation plans pursuant to which short-term cash and stock incentive awards, and long-term stock incentive award opportunities, were made to executive officers and other management. Performance criteria for all short-term incentive awards in 1995 were earnings per share and factors developed to measure operations and maintenance costs, system reliability, and safety. Actual awards earned can range from 0% to 150% of the target award level, depending on the extent to which targets have been met.

     Executive Short-term Incentive Compensation. Short-term incentives are designed to reward performance measured in terms of short-term corporate financial and operational goals and individual goals supporting shareholder- and customer-focused objectives. The Committee establishes performance goals and amounts of all short-term award opportunities at the beginning of each year. The portion of a potential award related to a particular goal is not earned unless that goal is achieved for the year in question. Whether awards have been earned is determined at year-end, with awards earned being paid as soon as practicable after that determination. Short-term stock awards may not be sold or transferred for two years after it is earned, except in certain limited circumstances.

     For 1995, executive officers were awarded short-term incentive opportunities to earn up to between 15% to 30% of their salary range midpoint in cash and stock. The Committee believes that greater weighting of the earnings per share measure is appropriate for executive officers' because of their greater influence on corporate financial performance. Three-fourths of the total short-term incentive award to executive officers was paid in cash and one-fourth was paid in stock. As the result of the extent to which 1995 performance goals applicable to executive officers were achieved, cash awards ranged from 10.7% to 26.8%, and stock awards ranged from 3.6% to 8.9%, respectively, of salary midpoint. Executives received dividend equivalents for 1995 on the stock that they earned.

      All Employee Incentive Compensation. The all-employee short-term incentive plan authorizes the Committee to make cash incentive awards to all full-time hourly and salaried employees of TNPE and its subsidiaries, including all executive officers. Awards under this plan to executive officers other than the Chief Executive Officer were apportioned 60% to corporate financial goals and 40% to corporate operational goals. Overall corporate performance was 132% of target goals applicable to executive officers. Awards to executive officers under this plan for 1995 were 5.3% of annual salary.

         401(k) Retirement Plan Incentive Matching. In 1995, 50% of TNP's matching contribution to its 401(k) retirement plan for employees was contingent upon meeting the earnings per share performance goal. Because the maximum incentive matching goals were exceeded for 1995, TNP made an incentive matching contribution equal to 50% of participating executive officers' eligible contributions (up to 6% of eligible pay) in addition to the regular matching contribution for the 1995 plan year.

      Executive Long-Term Incentive Compensation. Long-term stock incentive opportunities were also awarded to executive officers and other management in 1995. These awards are designed to motivate and reward long-term strategic planning and corporate performance. The Committee believes that the longer-term perspective of these awards balance the short-term emphasis inherent in short-term awards. Long-term awards also focus achievement on shareholder value by linking compensation to total shareholder return and enhance teamwork by linking compensation to overall company performance.

      For 1995, executive officers were awarded incentive opportunities to earn, over a three-year incentive plan cycle ending December 31, 1997, target amounts up to between 30% to 40% of their 1995 salary range midpoint in stock. Performance criteria for this award require improvement in TNPE's competitive position in terms of retail rate comparison and total shareholder return relative to the S&P 500 Index and the S&P Electric Utility Index. Whether long-term awards have been earned will be determined at the end of the three-year plan cycle.

    Internal Revenue Code Section 162(m)

      Total compensation paid to executive officers did not exceed the deductibility limits of Internal Revenue Code Section 162(m) in 1995. TNP does not expect total compensation to exceed Section 162(m) limits in the foreseeable future.

    Compensation of Chief Executive Officer

     General. The Committee places particular emphasis on individual leadership and management performance in determining the Chief Executive Officer's compensation level. Principal performance factors of relatively equal importance are (i) establishing and recommending to the board strategic direction for TNPE and its subsidiaries, (ii) building and maintaining a sound management team, (iii) providing leadership for achieving corporate goals and objectives, and (iv) monitoring and evaluating corporate performance and recommending to the board and executing as necessary actions to respond to performance results.

      Base Salary. Kevern R. Joyce was employed as President and Chief Executive Officer in April 1994. The amount of his base salary was established by contract when he joined TNP. In establishing Mr. Joyce's base salary, the Committee weighed his previous broad experience at Tucson Electric Power Company and Public Service Company of New Hampshire and the Committees' perception of market competitive base salary.

     Incentive Compensation in 1995. Mr. Joyce earned three types of incentive compensation in 1995: short-term cash incentive bonuses; a short-term stock incentive bonus; and cash contributed to his 401(k) retirement plan account. Mr. Joyce was also awarded the opportunity to earn a long-term stock incentive bonus.

         Cash awarded to Mr. Joyce under the all-employee short-term incentive plan was determined by operation of the corporate financial and operational goals that applied to all other employees. However, the amount of Mr. Joyce's award was based 70% on corporate financial goals and 30% on corporate operational goals. He received an amount equal to 5.3% of his 1995 salary under the all-employee plan.

         Mr. Joyce's target award opportunity for short-term cash and stock incentive awards under the executive incentive plans totaled 25% of his 1995 salary. The actual award could range between 0% and 150% of the target award opportunity, depending on the extent to which performance goals were achieved. Ninety percent of the total value of these awards to Mr. Joyce was determined by operation of the corporate goals applicable to the all-employee short-term incentive plan. With respect to Mr. Joyce, however, the 90% was based 70% on financial goals and 30% on operational goals. Mr. Joyce earned an amount equal to 26.8% of his 1995 salary under the short-term components of the executive incentive plans as a result of overall corporate performance of 131.0% of target goals applicable to executive officers.

         The remaining 10% of the value of Mr. Joyce's short-term incentive awards was based on the Committee's assessment of Mr. Joyce's individual
performance  in  1995.  The  Committee   determined  to  weight  the  individual
performance component of Mr. Joyce's award at 150% because his performance exceeded Committee expectations. The Committee evaluated his performance in terms of leadership, integrity, communication ability and public relations, decisiveness, creativity, and vision. The Committee considered steps that Mr. Joyce took to encourage teamwork, innovation, and efficiency, recognize employee contributions to corporate success, develop and communicate to employees and others a clear and simple corporate vision; inspire subordinates to become effective leaders committed to achieving desired results; analyze, evaluate, and recommend new markets and business opportunities; improve corporate image before regulators and financial community; and develop of a corporate culture of continuous improvement. Mr. Joyce earned an amount equal to 3.6% of his 1995 salary as a result of his individual performance.

         In addition to its regular matching contribution, TNP made an incentive matching contribution to its 401(k) retirement plan on behalf of all participants, including Mr. Joyce, equal to 50% of each participant's 1995 eligible contributions.

         During 1995, Mr. Joyce was awarded the opportunity to earn over a three-year period a target amount up to 40% of his 1995 salary in stock. Performance criteria for this award are the same as those discussed previously for other executives.

Conclusion

      Overall, the Committee believes that Mr. Joyce displayed excellent leadership in all performance criteria. The Committee believes that its compensation policies will serve the best interests of TNPE and its subsidiaries and believes that 1995 executive compensation adequately reflects corporate and individual performance in the current operating environment.

                                   Compensation Committee

                                   Cass O. Edwards, II
                                   John A. Fanning
                                   Sidney Gutierrez
                                   Harris L. Kempner, Jr.

      The Compensation Committee Report on Executive Compensation and the performance graph that follows will not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that TNPE specifically incorporates the information by reference.

Five Year Comparison of Cumulative Total Return

      The graph below shows TNPE's performance relative to the S&P Electric Companies Index and the S&P 500 Index. The graph spans TNPE's last five years, assumes that $100 is invested at the close of trading on December 31, 1990, and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

****Graph****


                  Dec-90           Dec-91          Dec-92           Dec-93           Dec-94          Dec-95
TNP Enterprises   $100             $107            $114             $109             $106            $140
Inc.
S&P 500           $100             $130            $140             $155             $157            $215
S&P Electric      $100             $130            $138             $155             $135            $177
Companies Index

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee recommends to the full board appropriate executive compensation levels. Committee members are Messrs. Cass O. Edwards, II, John A. Fanning, Sidney M. Gutierrez, and Harris L. Kempner, Jr.

      Mr. Edwards, a Class 3 director who will retire after the Annual Meeting, is a director of Overton Bank and Trust, National Association, and Chairman of its parent holding company, Overton Bancshares, Inc. In addition, R. Denny Alexander, a Class 1 director whose term will expire in 1998, is a director of Overton Bancshares, Inc. and Chairman of Overton Bank and Trust, National Association, and Dennis H. Withers, a Class 2 director nominee, is a director of both Overton Bancshares, Inc. and Overton Bank and Trust, National Association. TNPE and TNP use Overton Bank and Trust, National Association, for general banking and short-term investments in the ordinary course of business. All such transactions are conducted on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions between the bank and its other customers.

Executive Compensation

      The following table summarizes the compensation paid to the Chief Executive Officer, and each of the four other most highly compensated executive officers of TNPE and its subsidiaries for services rendered in all capacities to TNPE and its subsidiaries during 1995, 1994, and 1993.


                                                SUMMARY COMPENSATION TABLE


                                                                                 Annual Compensation

                                                   ---------------------------------------------------------------------------------
                                                                   Other Annual
Name & Principal Position              Year    Salary    Bonus (1)  Compensa-              All Other
                                                                    tion (2)           Compensation (3)
----------------------------           ----   --------   ---------  --------   ------------------------------
                                                                                  (a)        (b)      (Total)
Kevern R. Joyce, President & Chief     1995   $300,000   $125,152       --     $ 15,331   $  1,512   $ 16,843
  Executive Officer (4)                1994   $212,307   $ 75,000   $ 41,869       --     $  1,008   $  1,008
                                       1993       --         --         --         --         --         --

Jack V. Chambers, TNP Senior Vice      1995   $185,885   $ 68,779       --     $ 11,435   $ 24,653   $ 36,088
  President & Chief Customer Officer   1994   $154,266   $ 40,000       --     $  4,837   $  1,219   $  6,056
                                       1993   $148,404       --         --         --     $    801   $    801

Manjit S. Cheema, Vice President &     1995   $139,145   $ 39,810       --     $  7,127   $    419   $  7,546
  Chief Financial Officer (4)          1994   $ 61,032   $  7,500   $ 22,477       --     $    124   $    124
                                       1993       --         --         --         --         --         --

Larry W. Dillon, TNP Vice President    1995   $134,111   $ 35,908       --     $  8,246   $    419   $  8,665
  & Regional Customer Officer          1994   $129,319   $ 15,000       --     $  4,029   $    244   $  4,273
                                       1993   $114,697       --     $ 11,984       --     $    542   $    542

W. Douglas Hobbs, TNP Vice President   1995   $134,111   $ 36,241       --     $  6,853   $    670   $  7,523
  & Regional Customer Officer          1994   $ 85,523   $  7,000   $ 25,509   $  2,575   $    651   $  3,226
                                       1993   $ 77,312       --         --     $  1,160   $    428   $  1,588

------------------------

(1) Bonus for 1995 includes cash earned by the named executives under the Management Short-Term Incentive Plan and the Broad-Based Short-Term Incentive Plan, respectively, in the following amounts: Mr. Joyce - $75,972 and $15,875; Mr. Chambers - $40,961 and $9,836; Mr. Cheema
       -$22,549  and $7,329;  Mr.  Dillon - $20,007 and $7,097;  and Mr. Hobbs -
       $20,243 and $7,097. 1995 bonus also includes the value of short-term stock incentive bonuses earned by the named executives in the following amounts: Mr. Joyce - 1,710 shares; Mr. Chambers - 922 shares; Mr. Cheema
       - 508 shares; Mr. Dillon - 450 shares; and Mr. Hobbs - 455 shares. The value of the shares is based on the $18.63 closing price of one share of TNPE common stock on the New York Stock Exchange on December 29, 1995, the last trading day of 1995.

(2) Other Annual Compensation included in the table consists of allowances or reimbursements for relocation expenses except that totals for Messrs. Joyce, Cheema, and Hobbs include $1,869, $2,046 and $1,053, respectively, imputed income for personal use of a company car in 1994. TNPE's and TNP's executive officers received personal benefits in addition to salary and cash bonuses. However, the total amounts of the personal benefits do not exceed the lesser of $50,000 or 10% of the officers' total annual salary and bonus except as reported in the table.

(3) For all persons named in the table except Mr. Chambers, All Other Compensation consists of (a) amounts that TNP contributed to its 401(k) retirement plan, (b) premiums for group life insurance, and (Total) the sum of (a) and (b). For Mr. Chambers, (b) consists of premiums for group life insurance of $907 and $458 in 1995 and 1994, respectively, and Excess Benefit Plan (as defined below) benefits accrued of $23,746 and $761 in 1995 and 1994, respectively. Amounts shown under (a) include incentive matching contributions for 1995 that were paid in 1996 to Messrs. Joyce, Chambers, Cheema, Dillon, and Hobbs of $6,331, $3,989, $2,972, $2,830, and $2,830, respectively.

(4) Mr. Joyce joined TNPE and its subsidiaries effective April 12, 1994, pursuant to an employment contract providing for an annual base salary of $300,000; Mr. Cheema joined TNP and its subsidiaries effective June 22, 1994, and TNPE and its subsidiaries effective December 16, 1994.

Long-Term Incentive Compensation

      The following table sets forth information concerning long-term stock incentive awards to executive officers. Information in the table is based on participant salary ranges on the award date and assumes achievement of all pre-established performance goals. Actual awards earned can range from 0% to 150% of the designated award level. Information concerning the estimated dollar value of plan awards is based on the $18.63 closing price of one share of TNPE common stock on the New York Stock Exchange on December 29, 1995.


                                            LONG-TERM INCENTIVE PLANS -- AWARDS
                                                     IN LAST FISCAL YEAR



                                Number of           Performance or              Estimated Future Payouts Under

                            Shares, Units, or     Other Period Until              Non-Stock Price-Based Plans
                                                                        ------------------------------------------------

          Name               Other Rights (#)     Maturation of Payout     Target ($)     Threshold ($)    Maximum ($)
                                    (1)                                       (2)
--------------------------  -------------------- ----------------------- --------------- ---------------- --------------

Kevern R. Joyce                   8,271                  3 years             154,047          77,024          231,071
Jack V. Chambers                  4,943                  3 years              92,063          46,032          138,095
Manjit S. Cheema                  3,099                  3 years              57,719          28,859           86,578
Larry W. Dillon                   2,791                  3 years              51,982          25,991           77,974
W. Douglas Hobbs                  2,791                  3 years              51,982          25,991           77,974
------------------------

(1) The table shows the number of shares of TNPE common stock that the employee will earn if the target performance goal is reached at cycle end. The number of shares that can be earned equals a percentage of the employee's base salary midpoint, which is 40% for Mr. Joyce, 35% for Mr. Chambers, and 30% for Messrs. Cheema, Dillon, and Hobbs.

(2) Asuming the actual dividends paid in 1995 and the continued payment of the current quarterly dividend rate for the remainder of the 3-year plan cycle, the Named Executives would be paid the following dividend equivalent values: Kevern R. Joyce - $21,339; Jack V. Chambers - $12,753; Manjit S. Cheema - $7,995; Larry W. Dillon - $7,201; W. Douglas Hobbs - $7,201.

Thrift Plan

      TNP maintains a deferred compensation plan under IRS Code Section 401(k) called the "Texas-New Mexico Power Company Thrift Plan for Employees" (the "Thrift Plan"). All employees of TNPE and its subsidiaries are eligible to participate in the Thrift Plan. Eligible employees may elect to contribute up to

12% of their compensation, as defined in the Thrift Plan, subject to the maximum amount allowed under the IRS Code. Participating employees may elect to increase or decrease the amount of their contributions on a daily basis. Contributions by TNP for the benefit of participants are made in amounts equal to 50% of the participant's contributions up to 6% of eligible pay, as defined in the Thrift Plan, subject to the maximum amount allowed under the Internal Revenue Code. TNP may make matching contributions up to an additional 50% (66% beginning in 1996) of an employee's contribution if certain performance goals are met. A participant's vested interest in the Thrift Plan is distributed upon the participant's retirement, permanent and total disability, death, or termination of employment and in certain other circumstances permitted by applicable law. The participant's contributions to the Thrift Plan are always 100% vested. Contributions to the Thrift Plan and earnings on contributions are generally tax deferred and, as such, are not subject to tax until distributed, subject to restrictions imposed by the Internal Revenue Code.

      Thrift Plan participants are entitled to elect to have contributions to their respective accounts invested in one or more money market, equity, and bond funds permitted for Thrift Plan investments, as well as in shares of TNPE common stock. Thrift Plan participants are entitled to (i) direct voting of any TNPE common stock held in their accounts on all matters submitted to shareholders for a vote and (ii) dispose of any TNPE common stock held in their accounts and make other permitted Thrift Plan investments. NationsBank of Georgia N.A., Atlanta Georgia, serves as trustee of the Thrift Plan.

Pension Plan

      The following table sets forth certain information concerning annual benefits payable upon normal retirement at age 65 to TNPE and TNP employees under TNP's pension plan.

                                       PENSION PLAN TABLE

                                        Years of Service
                  --------------------------------------------------------------
Remuneration (1)    15         20         25         30         35         40
----------------  -------   --------   --------   --------   --------   --------

$      125,000   $ 29,994   $ 39,992   $ 49,990   $ 59,988   $ 69,986   $ 78,111
       150,000     36,369     60,615     72,738     84,861     94,611     48,492
       175,000     42,744     71,240     85,488     99,736    111,111     56,992
       200,000     49,119     81,865     98,238    114,611    127,611     65,492
       250,000     61,869    103,115    123,738    144,361    160,611     82,492
       300,000     74,619    124,365    149,238    174,111    193,611     99,492
       350,000     87,369    116,492    145,615    174,738    203,861    226,611
       400,000    100,119    133,492    166,865    200,238    233,611    259,611
       450,000    112,869    159,492    188,115    225,738    263,361    292,611
       500,000    125,619    167,492    209,365    251,238    293,111    325,611
----------------------

(1) Benefits in other than the $125,000 row are shown without taking into account IRS Code Section 415 limits or the $150,000 salary cap in effect after 1993, resulting from IRS Code Section 401(a)-17-1 limits.
      Consequently, a portion of the benefits would be paid from the unfunded Excess Benefit Plan (as defined below).

      Potentially all employees are eligible to participate in TNP's noncontributory defined benefit retirement plan (the "Pension Plan"). Because TNP's Pension Plan is a defined benefit plan, annual contributions to the Pension Plan are computed on an actuarial basis and cannot be calculated readily on a per person basis. Benefits for each eligible employee are based on the employee's years of service computed through the month in which the employee retires multiplied by a specified percentage of the employee's average monthly compensation for each full calendar year of service completed after 1993. Average monthly compensation for executive officers named in the Summary Compensation Table above in "Compensation of Directors and Executive Officers--Executive Compensation" consists only of salary. Pension benefits are not subject to deduction for Social Security benefits, but are subject to reduction for retirement prior to age 62. TNP made no contribution to the Pension Plan for 1995.

      Highly compensated employees whose pensions are subject to reduction below the amount that the Pension Plan otherwise would have provided as a result of compliance with IRS Code Section 415 and 401(a)-17-1, and who the board of directors designate as eligible, may also participate in TNP's unfunded "Excess Benefit Plan." As of the date of this proxy statement, 13 active or retired employees have been designated as eligible to participate in the Excess Benefit Plan, including the executive officers named in the Summary Compensation Table located as described in the preceding paragraph. The two retired employees are now receiving excess benefit payments. TNP owns policies insuring their lives. Policy proceeds are payable to TNP to reimburse it for its payments to the retirees under the Excess Benefit Plan.

      As of December 31, 1995, TNP's Chief Executive Officer and four other most highly compensated executive officers were credited with the years of service set forth in the following table. Executive pension benefits are computed actuarially.


                           EXECUTIVE PENSION BENEFITS

          Name                              Years of Credited Service
      ----------------                      -------------------------
      Kevern R. Joyce                       14 years,  9 months (1)
      Jack V. Chambers                      16 years, 11 months
      Manjit S. Cheema                      1 year, 6 months
      Larry W. Dillon                       21 years, 0 months
      W. Douglas Hobbs                      3 years, 8 months
------------------------

(1) In accordance with TNPE's 1994 employment contract with Mr. Joyce, he was credited with 13 years of service earned prior to joining TNPE and TNP. Mr. Joyce will be vested in his pension benefits upon five years of employment with TNPE and TNP. His retirement payments will be reduced by and to the extent of any retirement payments that he receives from other employers or their successors

Contracts with Employees

      Severance Agreements

      Employment severance contracts between TNP and its officers and other key personnel have been in effect since 1988. The principal purpose of the contracts is to encourage retention of management and other key personnel required for the orderly conduct of TNP's business during any threatened or pending acquisition of TNPE or TNP and during any ownership transition. TNP officers have three-year contracts; other key personnel have two-year contracts. The contracts for officers, including the executive officers named in the Summary Compensation Table in "Compensation of Directors and Executive Officers--Executive Compensation," provide for lump sum compensation payments equal to three times the officers' current annual salaries and other rights. Other key personnel contracts provide for payments equal to their annual salary. The lump sum payments for both officers and other key personnel become effective only if their employment is terminated or they suffer other adverse treatment following a "change in control" of TNPE or TNP. A "change in control" includes, among other things, certain substantial changes in the corporate structure, ownership, assets, existence, or board of directors of either entity. TNP's board of directors has reviewed the contracts annually and determined whether to extend them for an additional year, in effect returning them to their original three- or two-year term each year. However, some were last extended by TNP's board of directors at its November 1994 meeting. The contracts of all executives named in the Summary Compensation Table mentioned above were extended at the board's November 1995 meeting.

      Incentive Award Agreements

      Effective January 1, 1995, TNPE entered into Incentive Compensation Award Agreements with all executive officers. Pursuant to these agreements, executive officers were awarded opportunities to earn cash and shares of TNPE common stock subject to satisfaction of corporate and individual performance goals during 1995 and during the three-year cycle ending December 31, 1997. Amounts paid to TNP's five most highly compensated executive officers for 1995 pursuant to these agreements are described in the Summary Compensation Table. Potential amounts payable at the end of the three-year cycle are described in the table entitled "Long-Term Incentive Plans--Awards in Last Fiscal Year." TNPE entered into substantially similar agreements with all executive officers effective January 1, 1996. However, customer satisfaction was added as a performance measure for 1996 short-term award opportunities. Moreover, the retail rate comparison measure will not be used for long-term awards starting with the 1996 cycle because it may result in conflict with TNP's pricing strategy. For 1996, management short-term target cash incentive awards are expected to range from 7.5% to 18.7%, and target stock incentive awards are expected to range from 2.5% to 6.3%, respectively, of salary midpoint, depending on salary grade and corporate and individual performance. For 1996, target cash incentive awards under the all-employee incentive plan are expected to equal 4% of annual wages or salary. Potential awards under the 1996 agreements are subject to satisfaction of specified performance goals during 1996 and during the three-year cycle ending December 31, 1998.

                              SELECTION OF AUDITORS

      The board of directors has appointed KPMG Peat Marwick LLP, Certified Independent Public Accountants, to continue to serve as independent auditors for the current year, subject to shareholder approval. A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP, CERTIFIED INDEPENDENT PUBLIC ACCOUNTANTS, AS INDEPENDENT AUDITORS FOR 1996.


                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information regarding the beneficial ownership of TNPE's common stock as of March 18, 1996, by (i) each director and nominee for director, (ii) the Chief Executive Officer and the four other most highly compensated executive officers, (iii) all directors and executive officers of TNPE and TNP as a group, and (iv) persons known to management to beneficially own more than 5% of TNPE's common stock. Except as noted below, each person included in the table has sole voting and investment power with respect to the shares that the person beneficially owns.



                                                                      Amount and Nature            Percent of
                        Name of Beneficial Owner                    of Beneficial Ownership          Class

                        R. Denny Alexander                                   1,025                     *
                        Cass O. Edwards, II                                  8,189                     *
                        John A. Fanning                                        925                     *
                        Sidney M. Gutierrez                                    537                     *
                        Kevern R. Joyce                                                                *
                                                                             7,245(1)
                        Harris L. Kempner, Jr.                                                         *
                                                                               925(2)
                        Dwight R. Spurlock                                   2,109                     *
                        Carol D. Surles(3)                                       0                     *
                        Dennis H. Withers                                    1,025                     *
                        Jack V. Chambers(4)                                 18,819                     *
                        Manjit S. Cheema(5)                                  5,035                     *
                        Larry W. Dillon(4)                                   5,437                     *
                        W. Douglas Hobbs(4)                                  1,575                     *
                        All directors and officers
                          as a group (20 persons)(6)                        82,207                     *

                        First Union Corporation(7)                         810,250                    7.4%
                        NationsBank of Georgia N.A.(8)                   1,477,428                   13.5%
                        Putnam Investments, Inc. and                       550,000                    5.0%
                         Putnam Investment Management Inc.(9)
------------------------

*    Less than 1%.

(1)  Includes 3,035 shares held in Mr. Joyce's Thrift Plan account.

(2) Includes 200 shares that Mr. Kempner's wife owns, beneficial ownership of which Mr. Kempner disclaims.

(3) Dr. Surles was appointed director effective September 1, 1995. A Form 3 reporting her appointment inadvertently was not filed until November 30, 1995.

(4) Includes 17,897 shares, 4,987 shares, and 720 shares held in the Thrift Plan accounts of Messrs. Chambers, Dillon, and Hobbs, respectively.

(5) Includes 1,116 shares held in Mr. Cheema's Thrift Plan account. Also includes 194 shares that Mr. Cheema's wife owns directly and 817 shares held in his wife's Thrift Plan account, beneficial ownership of which he disclaims. Mr. Cheema bought 900 shares of TNPE common stock on September 2, 1994, and 1,500 shares on October 21, 1994, in open market transactions. These purchases inadvertently were not reported to the Securities and Exchange Commission on a Form 4. They were reported on a Form 5 on February 5, 1996.

(6)  Includes 49,687 shares held in Thrift Plan accounts of executive officers.

(7) The address of First Union Corporation is One First Union Center, Charlotte, North Carolina 28288-0137. First Union Corporation has sole voting power with respect to 775,250 shares, shared voting power with respect to the remaining 35,000 shares, and sole dispositive power with respect to all 810,250 shares. First Union Corporation is the parent holding company of Evergreen Asset Management Group and Lieber and Company, both of which are investment advisers registered under the Investment Advisers Act of 1940. The subsidiary investment advisers actually acquired the shares of TNPE common stock included in the table of which First Union Corporation is deemed to have beneficial ownership. The information included in the table and this note is derived from First Union Corporation's amended report on Schedule 13G dated February 12, 1996, filed with the Securities and Exchange Commission. The report did not disclose the subsidiaries' addresses or voting and dispositive power over the common stock that it covered.

(8) The address of NationsBank of Georgia N.A. (the "Trustee") is 715 Peachtree Street, Atlanta, Georgia 30308. The Trustee holds all Thrift Plan shares included in the table as trustee of the Thrift Plan.

(9) The address of Putnam Investments, Inc. and Putnam Investment Management, Inc. is One Post Office Square, Boston, Massachusetts 10036. Both are investment advisers registered under the Investment Advisers Act of 1940. They have no voting or dispositive power over the shares included in the table. They hold the shares on behalf of their investment advisory clients. The parent holding company of Putnam Investments, Inc. is Marsh & McLennan Companies, Inc., the address of which is 1166 Avenue of the Americas. The information included in the table and this note is derived from a joint report on Schedule 13G dated January 29, 1996, filed with the Securities and Exchange Commission.


                              SHAREHOLDER PROPOSALS

      TNPE shareholders who intend to present a proposal for action at the 1997 annual meeting must notify TNPE's Secretary of their intention by notice received at TNPE's principal executive offices at least 30 but not more than 60 days before the first anniversary of the Notice of Annual Meeting that precedes this proxy statement, with certain exceptions. TNPE will be unable to include in its 1997 proxy statement shareholder proposals not presented within this period. The notice must provide the exact wording and purpose of the shareholder proposal, describe the shareholder's reasons for supporting the proposal, give the shareholder's name and address, provide the class and number of shares of TNPE stock that the shareholder owns beneficially and of record and the date on which each was acquired, and disclose any material interest that the shareholder has in the subject of the proposal. Shareholder proposals must also satisfy applicable requirements of Regulation 14A under the Securities Exchange Act of 1934.


                                  ANNUAL REPORT

      TNPE's 1995 Annual Report is being mailed to shareholders with this proxy statement. The Annual Report includes a copy of TNPE's and TNP's 1995 Combined Report on Form 10-K, including the financial statements required to be filed with the Securities and Exchange Commission and an Exhibits Index, but not including exhibits. TNPE will provide a copy of any exhibit to each shareholder to whom this proxy statement and the enclosed proxy card are sent on the shareholders' written request and payment of TNPE's reasonable expenses in furnishing the copy.

                                                             Kevern R. Joyce,
                                                             President

Fort Worth, Texas
Dated:  March 26, 1996





                              TNP ENTERPRISES, INC.

           ANNUAL MEETING OF HOLDERS OF COMMON STOCK - APRIL 26, 1996

       This Proxy is Solicited on Behalf of TNP Enterprises, Inc. and Its
                               Board of Directors.


PROXY The undersigned shareholder, revoking all proxies, hereby appoints KEVERN R. JOYCE, MANJIT S. CHEEMA, and MICHAEL D. BLANCHARD, and any one or more of them, as proxies, each with full power of substitution, and authorizes them to represent and vote as designated below all shares of TNP Enterprises, Inc. ("TNPE") common stock that the undersigned has the power to vote at TNPE's Annual Meeting of Holders of Common Stock on Friday, April 26, 1996, in Fort Worth, Texas and at any adjournment of the annual meeting, on the proposals set forth on the reverse side of this card.

     1. ELECTION OF CLASS 2 AND ONE CLASS 3 NOMINEE DIRECTORS: John A. Fanning, Dwight R. Spurlock, Dennis H. Withers, and Carol D. Surles.


  ---------                                   --------
             FOR All Nominees                           WITHHOLD AUTHORITY
             (Except as Marked to                       to Vote for all Nominees
             the Contrary Below)                        Listed Above
  ---------                                   --------


INSTRUCTION:  To withhold  authority to vote for any nominees listed,  write the nominee's name on the line below.

-------------------------------------------------------------------------------


2. RATIFICATION OF APPOINTMENT OF KPMG PEAT MARWICK as Independent Auditors for 1996.

 --------              --------                          --------
           FOR                  AGAINST                           ABSTAIN
--------               --------                          --------



     (Continued and to be voted and signed on the reverse side.)

                         (Continued from reverse side.)


3. In their discretion, the proxies are authorized to vote upon any other business that properly comes before the Annual Meeting, subject to limitations set forth in applicable regulations under the Securities Exchange Act of 1934.





When properly executed, this proxy will be voted in the manner directed on this card by the undersigned holder of common stock. If no direction is made, then this proxy will be voted FOR Proposals 1 and 2.

Please sign exactly as the shareholder's name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, officer, partner, or similar fiduciary or authority, please state the capacity in which you are signing.


                                     DATED:            , 1996
                                           ------------


                                  ---------------------------------------
                                  Signature(s)


                                  ---------------------------------------
                                  Signature(s)

------------------------------------------------------------
PLEASE MARK, SIGN, DATE, AND
RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
------------------------------------------------------------